Filed Pursuant to Rule 433
Registration No. 333-138376-01
Pricing Term Sheet
7.875% Notes due 2015

Issuer:
Guarantor:
Size:
Maturity:
Coupon:
Price to Public:
Yield to maturity:
Spread to Benchmark Treasury:
Benchmark Treasury:
Benchmark Treasury Spot and Yield:
Interest Payment Dates:
Redemption Provisions:
     Make-Whole Call:
Trade Date:
Settlement Date:
CUSIP:
Denominations
Ratings:
Underwriters:
Macy’s Retail Holdings, Inc.
Macy’s, Inc.
$650,000,000
July 15, 2015
7.875%
99.911% of face amount
7.890%
+408 basis points
UST 4.125% due May 15, 2015
101-28+ (3.810%)
January 15 and July 15, commencing on January 15, 2009
Any time at the greater of 100% and the treasury rate plus 60 basis points.
June 23, 2008
June 26, 2008 (T+3)
55616X AE7
$2,000 x $1,000
Baa3 (stable) / BBB- (stable) / BBB- (stable)
Banc of America Securities LLC
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Piper Jaffray & Co.
Wells Fargo Securities, LLC
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC
Loop Capital Markets, LLC

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s and Fitch Ratings. Each of the security ratings above should be evaluated independently of any other security rating.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322, Credit Suisse Securities (USA) LLC at 800-221-1037 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.